Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
MODIFICATION

This EXECUTIVE EMPLOYMENT AGREEMENT MODIFICATION ("Modification Agreement") is made and entered into as of this 2nd day of October, 2007, by and between T Bancshares, Inc., a Texas corporation with its principal office located at 16000 Dallas Parkway, Suite 125, Dallas, Texas (hereafter the "Company"), and Steven M. Jones, a resident of Texas (hereafter the "Executive").

WHEREAS, the Company and Executive entered into an Executive Employment Agreement, (the “Original Agreement”) dated February 4, 2004 and effective November 4, 2004, and

WHEREAS, the Company and Executive wish to modify certain terms of the Original Agreement, and

WHEREAS, the Company desires and intends to cause the Executive to continue to be employed at T Bank, N.A. as Plano Market President pursuant to the terms and conditions set forth in this Modification Agreement; and

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in the Original Agreement and this Modification Agreement, and have been afforded a reasonable opportunity to review both agreements with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Executive and the Company agree to the following modifications to the Original Agreement :

Section A. DURATION, paragraphs one and two are herby deleted and replaced with the following:

A. DURATION

1. This Agreement shall continue in full force and effect for a period beginning on November 4, 2007 (the “Effective Date”) and ending November 4, 2008 (“Expiration Date”), subject to paragraph two (2) below.

2. Both the Bank and the Executive acknowledge and agree that the parties may agree to continue the employment relationship upon such terms as they may mutually agree. This Agreement shall automatically renew at the end of each one (1) year term for an additional one (1) year term unless either party elects to terminate this Agreement by sending written notice of non-renewal at least thirty (30) days prior to the Expiration Date. Both parties acknowledge and agree that, in the event this Agreement does not renew, the employment of the Executive shall automatically terminate on the Expiration Date without any additional liability or obligation on the part of either party, except for the provisions of Paragraphs 12, 13,16 and 18 which will survive the termination of this Agreement.

Section B. COMPENSATION, paragraph 3.a. is herby deleted and replaced with the following:

a. During the first year following the Effective Date, the Bank agrees to compensate the Executive on a salary basis of $150,000.00, payable semi-monthly in equal amounts.

Section B. COMPENSATION, paragraph 3. b. is herby deleted and replaced with the following:

b. During the term of this Agreement, it is anticipated that the Board of Directors of the Bank or a delegated committee thereof will adopt an incentive bonus plan related to Executive’s cost center profitability. The Executive will be entitled to participate in such plan. Executive shall also be entitled to participate in any benefit programs applicable to all employees of the Bank or to executive employees of the Bank in accordance with Bank policy and the provisions of said benefit programs.

Section B. Compensation, paragraph 3.c. is herby deleted in its entirety.

Section C. RESPONSIBILITIES, paragraph 8 and 9 are hereby deleted and replaced with the following:

8. The Executive acknowledges and agrees that he shall be employed as Plano Market President of the Bank. The Executive covenants and agrees that he will faithfully devote his best efforts and his primary focus to his positions with the Bank.

9. The Executive acknowledges and agrees that the duties and responsibilities of the Executive required by his position as Plano Market President are wholly within the discretion of its Board of Directors and its Chief Operating Officer and Chief Credit Officer, and may be modified, or new duties and responsibilities imposed by the Bank's Board of Directors, at any time, without the approval or consent of the Executive. However, these new duties and responsibilities may not constitute immoral or unlawful acts. In addition, the new duties and responsibilities must be consistent with the Executive's role as Plano Market President.

Section R. NOTICES paragraph 44. is hereby deleted and replaced with the following:

44. Any and all notices of documents or other notices required to be delivered under the terms of this Agreement shall be addressed to each party as follows:

EXECUTIVE:

Steven M. Jones
3413 Brookshire Dr
Plano, TX 75075

COMPANY:

T Bancshares, Inc.
Chief Operating Officer
16000 Dallas Parkway, Suite 125
Dallas, TX 75248

All other terms and provisions of the Original Agreement remain unchanged and in full force and effect.

EXECUTED ON THIS DATE FIRST WRITTEN ABOVE IN DALLAS, TEXAS.

“EXECUTIVE”

/s/ Patricia A. Worlock	/s/ Steven M. Jones
WITNESS	Steven M. Jones

“COMPANY”

T Bancshares, Inc.

/s/ Patrick Howard	/s/ Patrick Adams
WITNESS	President